Exhibit 99.4

LETTER TO BROKERS, DEALERS,

COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

Offers To Exchange Class A Warrants, Class B Warrants, and Class C Warrants

to Acquire Common Stock of

CHESAPEAKE ENERGY CORPORATION

for

Shares of Common Stock of Chesapeake Energy Corporation

THE OFFERS (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON SEPTEMBER 30, 2022, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND. WARRANTS OF THE COMPANY TENDERED PURSUANT TO THE OFFERS MAY BE WITHDRAWN PRIOR TO THE APPLICABLE EXPIRATION DATE (AS DEFINED BELOW).

August 31, 2022

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Chesapeake Energy Corporation (the “Company,” “we,” “our” and “us”), an Oklahoma corporation, has delivered to the undersigned a copy of the Prospectus/Offers to Exchange dated August 31, 2022 (the “Prospectus/Offers to Exchange”) of the Company and the related Letter of Transmittal (as it may be supplemented and amended from time to time, the “Letter of Transmittal”), which together set forth the offers of the Company to the holders of all of our outstanding Class A warrants (the “Class A warrants”), Class B warrants (the “Class B warrants”), and Class C warrants (the “Class C warrants,” and together with the Class A warrants and Class B warrants, the “warrants”), each to purchase shares of common stock, par value $0.01 per share (“Common Stock”), of Chesapeake Energy Corporation (the “Company”), to exchange their warrants for the applicable consideration described below (each an “Offer” and collectively, the “Offers”).

The consideration being offered to warrantholders in the Offers is as follows:

•	with respect to Class A warrants to be exchanged by an exchanging holder, the consideration offered is the Class A Exchange Consideration (as defined below);

•	with respect to Class B warrants to be exchanged by an exchanging holder, the consideration offered is the Class B Exchange Consideration (as defined below); and

•	with respect to Class C warrants to be exchanged by an exchanging holder, the consideration offered is the Class C Exchange Consideration (as defined below).

For the purposes of the Prospectus/Offers to Exchange, the following terms have the meaning ascribed to them:

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Class A Daily Share Amount” means, for any VWAP Trading Day during the Observation Period, one-tenth (1/10) of the product of (a) the Class A Warrant Entitlement; (b) the Class A Premium; and (c) the quotient obtained by dividing (x) the excess, if any, of the Daily VWAP per share of Common Stock on such VWAP Trading Day over the Class A Strike Price by (y) such Daily VWAP per share of Common Stock. For the avoidance of doubt, the Class A Daily Share Amount will be zero for such VWAP Trading Day if such Daily VWAP per share of Common Stock does not exceed the Class A Strike Price.

“Class A Exchange Consideration” means, with respect to the Class A warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of Class A warrants to be exchanged by such exchanging holder; and (b) the sum of the Class A Daily Share Amounts for each day in the Observation Period for such Class A warrant; provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.

“Class A Premium” means 1.04.

“Class A Strike Price” means $25.096.

“Class A Warrant Entitlement” means 1.12.

“Class B Daily Share Amount” means, for any VWAP Trading Day during the Observation Period, one-tenth (1/10) of the product of (a) the Class B Warrant Entitlement; (b) the Class B Premium; and (c) the quotient obtained by dividing (x) the excess, if any, of the Daily VWAP per share of Common Stock on such VWAP Trading Day over the Class B Strike Price by (y) such Daily VWAP per share of Common Stock. For the avoidance of doubt, the Class B Daily Share Amount will be zero for such VWAP Trading Day if such Daily VWAP per share of Common Stock does not exceed the Class B Strike Price.

“Class B Exchange Consideration” means, with respect to the Class B warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of Class B warrants to be exchanged by such exchanging holder; and (b) the sum of the Class B Daily Share Amounts for each day in the Observation Period for such Class B warrant; provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.

“Class B Premium” means 1.05.

“Class B Strike Price” means $29.182.

“Class B Warrant Entitlement” means 1.12.

“Class C Daily Share Amount” means, for any VWAP Trading Day during the Observation Period, one-tenth (1/10) of the product of (a) the Class C Warrant Entitlement; (b) the Class C Premium; and (c) the quotient obtained by dividing (x) the excess, if any, of the Daily VWAP per share of Common Stock on such VWAP Trading Day over the Class C Strike Price by (y) such Daily VWAP per share of Common Stock. For the avoidance of doubt, the Class C Daily Share Amount will be zero for such VWAP Trading Day if such Daily VWAP per share of Common Stock does not exceed the Class C Strike Price.

“Class C Exchange Consideration” means, with respect to the Class C warrants to be exchanged by such exchanging holder, a number of shares of Common Stock equal to the product of (a) the number of Class C warrants to be exchanged by such exchanging holder; and (b) the sum of the Class C Daily Share Amounts for each day in the Observation Period for such Class C warrant; provided, however, that if the aggregate number of shares of Common Stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock issuable will be rounded up to the nearest whole number.

“Class C Premium” means 1.065.

“Class C Strike Price” means $32.860.

“Class C Warrant Entitlement” means 1.12.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CHK <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Observation Period” means the ten consecutive VWAP Trading Days immediately preceding October 1, 2022.

“VWAP Market Disruption Event” means, with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

For the avoidance of doubt, if a holder exchanges more than one (1) warrant of a particular series in the applicable Offer, then the consideration due in respect of such exchange of such series of warrants will (in the case of any warrants held through Depository Trust Company (“DTC”), to the extent permitted by, and practicable under, DTC’s procedures) be computed based on the total number of warrants of such series exchanged by such holder.

The Offers are being made to all holders of our publicly traded Class A warrants (the “Class A Warrants Offer”), Class B warrants (the “Class B Warrants Offer”), and Class C warrants (the “Class C Warrants Offer”) that were originally issued upon our emergence from Chapter 11 Bankruptcy on February 9, 2021. Currently, each holder of a Class A warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $25.096 per share, each holder of a Class B warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $29.182 per share, and each holder of a Class C warrant is entitled to purchase 1.12 shares of the Company’s Common Stock for $32.860 per share. As of August 17, 2022, there were 9,751,853 Class A warrants, 12,290,669 Class B warrants and 11,269,865 Class C warrants outstanding.

Our Common Stock, Class A warrants, Class B warrants and Class C warrants are listed on The Nasdaq Stock Market LLC (“NASDAQ”) under the symbols “CHK,” “CHKEW,” “CHKEZ” and “CHKEL,” respectively. The Class A warrants are governed by that certain Warrant Agreement, dated as of February 9, 2021 (the “Class A Warrant Agreement”), between the Company and Equiniti Trust Company, as warrant agent (the “Warrant Agent”); the Class B warrants are governed by that certain Warrant Agreement, dated as of February 9, 2021 (the “Class B Warrant Agreement”), between the Company and the Warrant Agent; and the Class C warrants are governed by that certain Warrant Agreement, dated as of February 9, 2021 (the “Class C Warrant Agreement,” and together with the Class A Warrant Agreement and Class B Warrant Agreement, the “Warrant Agreements”), between the Company and the Warrant Agent.

No fractional shares of Common Stock will be issued pursuant to the Offers. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to an Offer will receive an amount of Common Stock calculated in accordance with the definitions of Class A Exchange Consideration, Class B Exchange Consideration or Class C Exchange Consideration, as applicable. Our obligation to complete the Offers are not conditioned on the receipt of a minimum number of tendered warrants. None of the Offers is conditioned on the completion of any other Offer.

Warrants not exchanged for the applicable exchange consideration pursuant to the Offers will remain outstanding subject to their current terms. We reserve the right in the future to repurchase any of the warrants, as applicable, at prices or terms different than what is offered in the Offers, subject to applicable law.

Each Offer is made solely upon the terms and conditions in this Prospectus/Offers to Exchange and in the related letter of transmittal (as it may be supplemented and amended from time to time, the “Letter of Transmittal”). Each Offer will be open until 11:59 p.m., New York City time, on September 30, 2022, or such later time and date to which we may extend (the period during which an Offer is open, giving effect to any withdrawal or extension, is referred to as an “Offer Period,” and the date and time at which an Offer Period ends is referred to as an “Expiration Date”). The Offers are not being made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw an Offer only if the conditions to such Offer are not satisfied or waived prior to the applicable Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants to the holders.

THE OFFERS ARE NOT MADE TO THOSE HOLDERS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

Enclosed with this letter are copies of the following documents:

1.	The Prospectus/Offers to Exchange;

2.	The Letter of Transmittal, for your use in accepting an Offer and tendering warrants for exchange and for the information of your clients for whose accounts you hold warrants registered in your name or in the name of your nominee. Manually signed copies of the Letter of Transmittal may be used to tender warrants and provide consent;

3.	The Notice of Guaranteed Delivery to be used to accept an Offer in the event (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach Equiniti Trust Company (the “exchange agent”) prior to the Expiration Date;

4.	A form of letter which may be sent by you to your clients for whose accounts you hold warrants registered in your name or in the name of your nominee, including an Instructions Form provided for obtaining each such client’s instructions with regard to an Offer; and

5.	A return envelope addressed to Equiniti Trust Company.

Certain conditions to the Offers are described in the section of the Prospectus/Offers to Exchange entitled “The Offers— General Terms — Conditions to The Offers.”

We urge you to contact your clients promptly. Please note that the Offers and withdrawal rights will expire at 11:59 p.m., Eastern Daylight Time, on September 30, 2022, or such later time and date to which the Company may extend.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than the exchange agent, the information agent, dealer manager and certain other persons, as described in the section of the Prospectus/Offers to Exchange entitled “The Offers — Fees and Expenses”) for soliciting tenders of warrants pursuant to the Offers. However, the Company will, on request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding copies of the enclosed materials to your clients for whose accounts you hold warrants.

Any questions you have regarding the Offers should be directed to, and additional copies of the enclosed materials may be obtained from, the information agent in the Offers:

The information agent for the Offers is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Individuals, please call toll-free: 1 (877) 732-3617

Banks and brokerage, please call: 1 (212) 269-5550

Email: chk@dfking.com

Very truly yours,

Chesapeake Energy Corporation

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person the agent of the Company, the exchange agent, the dealer managers, the information agent or any affiliate of any of them, or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them in connection with the Offers other than the enclosed documents and the statements contained therein.